Exhibit 5.1
[Hogan & Hartson Letterhead]
June 27, 2006
Board of Directors
Webster Financial Corporation
Webster Plaza
145 Bank Street
Waterbury, Connecticut 06702
Ladies and Gentlemen:
     We are acting as counsel to Webster Financial Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 4,009,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), to the shareholders of NewMil Bancorp, Inc., a Delaware corporation (“NewMil”). The Shares are being offered in connection with the merger (the “Merger”) of NewMil with and into the Company, as contemplated by the terms of the Agreement and Plan of Merger by and between the Company and NewMil, dated as of April 24, 2006 (the “Merger Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 hereto (the “Documents”).
     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) effectiveness of the Merger pursuant to the Merger Agreement, and (iii) issuance of the Shares in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid, and non-assessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.

Schedule 1
1.	An executed copy of the Registration Statement.

2.	The Second Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on June 21, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	An executed copy of the Merger Agreement.

5.	Resolutions of the Board of Directors of the Company adopted at a meeting held on April 17, 2006, as certified by the Secretary of the Company on June 13, 2006 as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

3